Exhibit 99.1

NEWS RELEASE

For Release on January 20, 2016	Contact: Steven D. Lance
9:00 AM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

GIGA-TRONICS ANNOUNCES A $3.4M PRIVATE PLACEMENT FINANCING

SAN RAMON, CA – January 20, 2016 – Giga-tronics Incorporated (NASDAQ: GIGA), a leading provider of test and measurement equipment, today announced the signings of securities purchase and warrant agreements associated with a private placement led by Emerging Growth Equities, LTD (EGE). Under the terms of the agreements dated January 19, 2016, approximately 2.7 million units consisting of one share of Common Stock and a Warrant to purchase 0.75 shares of Common Stock were sold. The purchase price for each Unit was $1.24375, yielding gross proceeds of approximately $3.4 million. Less fees, net proceeds to the Company are approximately $3.1 million. Each warrant has an exercise price of $1.15.

John Regazzi, Chief Executive Officer of Giga-tronics, said, “We are pleased that the investment community sees the growth opportunity of our new Real Time Threat Emulation System, and the future of our Microsource business which designs and manufactures high performance YIG tuned filter products. This investment enables the Company to pursue its growth strategy.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics and aeronautics.

Emerging Growth Equities, LTD is a specialty investment banking firm primarily focused on working with early and mid-stage technology companies in high-growth industries. EGE provides a broad range of financial services including public and private equity offerings, institutional research, strategic and financial advisory services and providing business valuations.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, long term growth, shipments, quality control certification and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, probable delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Giga-tronics Inquiries:

Steve Lance

Vice President, Finance & Chief Financial Officer

(925) 302-1056

slance@gigatronics.com

Emerging Growth Equities, LTD:

Gregory J. Berlacher

President and Chief Executive Officer

610-783-4760

www.egequities.com